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                                   EXHIBIT AB

                       PHOENIX INFORMATION SYSTEMS CORP.


                                                               February 12, 1996


S-C Phoenix Partners
888 Seventh Avenue
New York, New York 10106


                               Additional Warrant


Gentlemen:

                 Reference is made to the Convertible Note Purchase Agreement (as amended, "Agreement") dated December 9, 1994 between the undersigned ("Company") and you ("S-C Partners"), as most recently amended by letter agreement dated September 15, 1995 ("September Letter"). Capitalized terms are used herein as defined in the Agreement and September Letter. Pursuant to the September Letter, the Company agreed to issue to S-C Partners Additional Warrants, and to adjust the Conversion Price of the Tranche D Note converted pursuant to the September Letter, in the event that a certain event or events did not occur by January 15, 1996.

                 The parties wish to modify the September Letter as follows:

                 1. The Company will issue the Additional Warrants, the exercise price for which shall be $3.23 per share, pursuant to the Warrant Agreement annexed hereto as Exhibit A.

                 2. The Conversion Price for the Tranche D Note issued and converted pursuant to the September Letter shall be deemed to have been $.80 per share and the Company shall issue an additional 300,000 shares ("Adjusted Conversion Shares") to S-C Partners to reflect such adjustment.

                 3. S-C Partners hereby represents and warrants as follows:

                          (a) The Adjusted Conversion Shares and the Additional Warrants ("Securities") being acquired by S-C Partners are being acquired for investment for its own account and not with the view to, or for resale in connection with, any distribution or public offering thereof. S-C Partners understands that such Securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws by reason of their contemplated issu-
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                 ance in transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and applicable state securities laws, and that the reliance of the Company and others upon these exemptions is predicated in part upon this representation by S-C Partners. S-C Partners further understands that such Securities may not be transferred or resold without (i) registration under the Securities Act and any applicable state securities laws, or (ii) an exemption from the requirements of the Securities Act and applicable state securities laws.

                          (b) S-C Partners understands that an exemption from such registration is not presently available pursuant to Rule 144 promulgated under the Securities Act by the Securities and Exchange Commission (the "Commission") and that, in any event, S-C Partners may not sell any such Securities pursuant to Rule 144 prior to the expiration of a two-year period after it has acquired such Securities. S-C Partners understands that any sales pursuant to Rule 144 can be made only in full compliance with the provisions of Rule 144.

                          (c) The address of S-C Partner's principal office is set forth on its Certificate of Representations dated the date hereof. S-C Partners qualifies as an "accredited investor" for purposes of Regulation D promulgated under the Securities Act for the reasons specified in such Certificate of Representations. S-C Partners acknowledges that the Company has made available to it at a reasonable time prior to the execution of the Certificate of Representations the opportunity to ask questions and receive answers concerning the terms and conditions of the sale of securities contemplated by the Agreement, and to obtain any additional information (which the Company possesses or can acquire without unreasonable effort or expense) as may be necessary to verify the accuracy of the information furnished to it. S-C Partners (i) is able to bear of loss of its entire investment in the Securities being acquired by it without any material adverse effect on its business, operations or prospects, and
                 (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment to be made by it pursuant to the Agreement and pursuant hereto.

                          4.      Except as modified hereby, the Agreement
remains in full force and effect.

                          5.      This Agreement (a) represents the entire
agreement among the parties with respect to the subject matter hereof, superseding all prior agreements and understandings, written or oral, (b) may be amended only in writing, (c) may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one agreement,
(d) shall
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inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns and (e) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and to be performed wholly within such State.

                 If the foregoing accurately reflects our agreement, please sign where indicated below.

                                        Very truly yours,


AGREED:

S-C PHOENIX PARTNERS

By S-C Phoenix Holdings, L.L.C.,
     its general partner


By: /s/
   -----------------------------
   Name:
   Title: